Exhibit 10.31

October 27, 2009

Elisa Lee

2700 Carisbrook Drive

Oakland, CA 94611

Dear Elisa:

We are pleased to offer you an opportunity to join Ellie Mae as our Vice President, General Counsel reporting to Sigmund Anderman, our Chief Executive Officer. We know that you will become a valued member of our organization and look forward to your contributions.

Your compensation will include a base salary of $200,000, a performance bonus plan, stock options and benefits. The performance bonus plan will give you an opportunity to earn up to $75,000 per full calendar year. Up to 50% is eligible to be paid quarterly, with the remainder paid after year end, based on the company meeting defined objectives and targets.

We will make a recommendation to the Board of Directors to grant you stock options to purchase 250,000 shares of Company stock. The stock options vest over 4 years, beginning one year after your date of hire, and monthly thereafter.

We will also propose the following option acceleration provision:

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“Following a “change of control” of the Company, in the event the Executive’s employment by the Company, or its successor, is terminated by the Company, or its successor, other than for “just cause”, within 24 months after such “change of control”, then all options to purchase shares of common stock of the Company, or its successor, then held by the Executive shall, notwithstanding any contrary provision in any applicable stock option plan or stock option agreement, become fully vested and exercisable as of the date immediately preceding the date of such termination and the Executive shall be permitted to exercise all of such options until the originally stated expiration date in the applicable stock option agreement.”

Currently our payroll schedule is semi-monthly and checks are issued on the 15th and last day of each month. Direct deposit is also available for your convenience. You will be eligible for medical, dental benefits and vision benefits on the 1st of the month following your date of hire; and 401K plan after 90 days. You would be eligible to accrue three weeks (120 hours) of paid time off in your first year of employment, which can be used for sick, vacation or personal time off, plus company paid Holidays.

Confidentiality

All proprietary information of the company, including our software, website and computer design and strategy, marketing strategy, financial, customer and partner information, shall remain confidential and you agree not to use such information at any time during or after your employment except in the fulfillment of your responsibilities hereunder.

We look forward to having you start with Ellie Mae on Monday, November 16. On or by your start date, you will need to provide evidence that you are legally authorized to work in the United States. Please bring two forms of I.D., usually a valid driver’s license and your social security card, which meets government I-9 regulations.

We expect that your association with Ellie Mae will be mutually beneficial. Nonetheless, Ellie Mae Inc. is an “at will employer,” which means that you or Ellie Mae can terminate employment at any time with or without cause, and with or without notice.

This letter represents the entire understanding between the parties with respect to the terms of your employment. The terms of your employment, including your at will status, may not be modified orally. Any modification must be in writing and signed by the Chief Executive Officer of Ellie Mae, Inc.

Elisa, we feel that you have a great deal to offer to our organization and hope that you will find challenge, satisfaction and opportunity in your association with Ellie Mae.

Sincerely,

/s/ Edgar Luce
Edgar Luce
Chief Financial Officer

Employment Offer Accepted

/s/ Elisa Lee	10/28/2009
Elisa Lee	Date